Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Jack L. Brozman
		CenCor, Inc.
		5800 Foxridge Drive, Suite 500
		Mission, Kansas 66202
		(913) 831-6334

CENCOR ANNOUNCES PARTIAL LIQUIDATING DISTRIBUTION

Mission, Kansas, May 18, 1999. . . CenCor, Inc. ("the
Company") announced a second partial liquidating distribution of $4.25 per share to its common stockholders.
The distribution will be paid on June 7, 1999 to common stockholders of record as of May 21, 1999.

The Company is a dissolved Delaware corporation in the process of liquidation. The Company previously released a partial liquidating distribution in the amount of $5.35 per share on March 9, 1998. The Company expects to make a further distribution on or about October 1, 1999.

In accordance with Section 280 of Delaware General Corporation Law ("DGCL"), on February 26, 1999 CenCor mailed a 60-day bar date notice to all known or possible creditors of the Company. The Company was required to respond to or reject any filed claims by May 4, 1999. The Company did not receive or accept any claims that materially effected its stated liquidation value. If the Company determines that it is necessary to establish a reserve for potential claimants who were exempt from the necessity to file a claim under
Section 280 of DGCL, the Company would then make (subject to cost and expense considerations) a final distribution if the potential claims are ultimately settled for less than the amount of the reserve. Due to the current uncertainty of this issue, the Company is not able to estimate a reserve amount, if any.

After the $4.25 per share common stock partial liquidating distribution and based upon the March 31, 1999 per share estimated liquidation value, each outstanding share of common stock of the Company will have a remaining projected liquidation value of $3.30 per share. The Company will be required to pay or provide for all timely asserted liabilities and any post-liquidation costs prior to any final distribution on its outstanding common stock. The Company believes that it has adequate reserves for all of its material known contingent liabilities.

The Company also released the value of its net assets in liquidation as of March 31, 1999. The Company's net assets in liquidation increased $2,000 for the three months ending
March 31, 1999 from $10,191,000 at December 31, 1998 to
$10,193,000 at March 31, 1999.



The Company's income from liquidating activities for the three months ended March 31, 1999 was $115,000 in interest income from its investments in short-term government and government-agency investments and a $35,000 income tax benefit from a federal income tax refund. The Company's expenses from liquidating activities for the three months ended March 31, 1999 of $149,000 consisted primarily of salaries, professional fees, and other liquidating costs.


Net Assets in Liquidation:




				March 31, 1999		December 31, 1998
Cash and cash equivalents       $10,626,000		$ 9,833,000
Other assets			     71,000		    86,000
Total assets			 10,697,000		 10,693,000

Accounts payable and accrued
  liabilities			    452,000		    445,000
Partial liquidating
  distribution payable		     52,000		     57,000
Total liabilities		    504,000		    502,000

Net assets in liquidation	 10,193,000		 10,191,000

Number of common shares
  outstanding			  1,350,384		  1,350,384

Net assets in liquidation
  per share			      $7.55		      $7.55


Change in Net Assets in Liquidation:

				3 months ended		3 months ended
				March 31, 1999 		March 31, 1998
Income from liquidating
  activities:

Investment income		$115,000		$202,000
Other income			  35,000		     -0-
				 151,000		 202,000

Expenses from liquidating
  activities:

Salaries and related
  benefits			  51,000		  51,000

Professional fees		  37,000	 	  30,000
Other expenses			  61,000		  48,000
				 149,000		 129,000

Increase in net assets in
liquidation			  $2,000		 $73,000